Exhibit 99.1

ALTRIA EXCHANGES MINORITY STAKE IN JUUL LABS FOR HEATED TOBACCO INTELLECTUAL PROPERTY RIGHTS

RICHMOND, Va. - March 3, 2023 - Altria Group, Inc. (NYSE:MO) announces that we have exchanged our entire minority economic investment in JUUL Labs, Inc. (JUUL) for a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (Agreement).

“We believe exchanging our JUUL ownership for intellectual property rights is the appropriate path forward for our business,” said Billy Gifford, Altria’s Chief Executive Officer. “JUUL faces significant regulatory and legal challenges and uncertainties, many of which could exist for many years. We are continuing to explore all options for how we can best compete in the e-vapor category.”

Financial Impact
As of December 31, 2022, the carrying value and estimated fair value of our JUUL investment was $250 million. We will record the financial impact of the Agreement in the first quarter of 2023 and intend to treat any such amounts as a special item and exclude it from our adjusted diluted earnings per share.

Forward-Looking and Cautionary Statements
This release contains certain forward-looking statements with respect to the Agreement, which are subject to various risks and uncertainties. These forward looking statements relate to, among other things, Altria’s expected accounting of the Agreement, the duration of the regulatory and legal challenges and uncertainty faced by JUUL and Altria’s exploration of options to compete in the e-vapor category. Factors that may cause actual results to differ include risks relating to our ability to identify and execute on new opportunities to acquire, develop or commercialize innovative products within the e-vapor space, changes to accounting standards or GAAP, receipt of regulatory authorizations, risks relating to our ability to realize the expected benefits of future partnerships in the expected manner or timeframe, if at all, prevailing economic, market, regulatory or business conditions, or changes in such conditions, and the outcome of any legal proceedings or investigations that may be instituted against us or others related to the transaction. Other risk factors are detailed from time to time in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this release.
6601 West Broad Street, Richmond, VA 23230

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
2